MERGER AGREEMENT


                            MAGELLAN TECHNOLOGY, INC.

                                 PROHEALTH, INC.

                                      and

                                 BIOSOURCE, INC.

                                MERGER AGREEMENT


     This MERGER AGREEMENT, dated as of the 1st day of October 1997, among MAGELLAN TECHNOLOGY, INC., a Utah corporation ("Magellan"), PROHEALTH, INC., a Utah corporation and a wholly owned subsidiary of Magellan ("ProHealth"), BIOSOURCE, INC., a Utah corporation (the "Company"), JAMES H. CLARK, an individual residing at 432 North 750 East, Lindon, Utah 84042, JOE S. GALLOWAY, an individual residing at 1636 North Murdock Dr., Pleasant Grove, Utah 84062, and WILLIS H. CLARK, an individual residing at 1065 North 1500 West, Provo, Utah 84604.


                                    RECITALS:
                                    --------

     WHEREAS, each Stockholder (as defined below) owns the number and class of shares of Company Stock (as defined below) set forth opposite its name on
Schedule 2.6, which represents 100% of the issued and outstanding shares of capital stock of the Company; and

     WHEREAS, the parties hereto desire that the Company be merged with and into ProHealth, with ProHealth being the surviving corporation, pursuant to the terms and provisions of this Agreement; and

     WHEREAS, for federal income tax purposes, the parties intend that such merger qualify as reorganization pursuant to Section 368(a)(1)(A) and 368(a)(2)(D) of the Code (as defined below);

     NOW, THEREFORE, in consideration of the premises, the mutual covenants, representations and warranties made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                   ARTICLE 1
                                  THE MERGER

     1.1  The Merger.
          ----------

          (a) At the Effective Time, in accordance with the provisions of this Agreement and the RUBCA, the Company shall be merged with and into ProHealth, and ProHealth shall be the Surviving Corporation of the Merger and shall continue its corporate existence under the laws of the state of Utah under the name ProHealth, Inc. At the Effective Time, the separate existence of the Company shall cease.

          (b) At the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers, franchises, properties and assets of the Company and ProHealth, and shall become liable for all the debts, liabilities and duties of the Company and ProHealth to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, all as provided in Section 1106 of the RUBCA.

     1.2  Articles of Incorporation.  The Articles of Incorporation of the
          -------------------------
Surviving Corporation shall be the Articles of Incorporation of ProHealth as in effect at the Effective Time of the Merger until amended in accordance with the provisions thereof and as provided in the RUBCA.

     1.3  Bylaws.  The Bylaws of the Surviving Corporation shall be the
          ------
Bylaws of ProHealth as in effect immediately prior to the Effective Time, until amended in accordance with the provisions thereof and as provided by the RUBCA.

     1.4  Directors & Officers.  The initial directors of the Surviving
          --------------------
Corporation shall be William A. Fresh, Richard C. Winwood, Darwin Millet and Reginald Hughes. The initial officers of the Surviving Corporation shall be William Fresh, Chief Executive Officer, and Reginald Hughes, President and Chief Operating Officer. The officers and directors of the Surviving Corporation named in this Section 1.4, shall hold office from the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of their death, resignation or removal.

     1.5  Treatment of the Capital Stock.
          ------------------------------

          (a) Each share of the common stock of ProHealth outstanding at the Effective Time shall continue to be one share of common stock of the Surviving Corporation.

          (b) The 10,000 shares of Company Stock issued and outstanding at the Effective Time, constituting all of the issued and outstanding capital stock of the Company at the Effective Time, shall be converted by virtue of the Merger and without any action on the part of the holders thereof, into:

                (i) an aggregate of 1,500,000 shares of Magellan Stock, which constitutes a conversion ratio of 150 shares of Magellan Stock for each share of Company Stock to be converted (the "Share Conversion Amount"); provided, however, that the aggregate number of shares of Magellan Stock that each of the stockholders of the Company shall be entitled to receive shall be rounded to the nearest whole number in the event of fractions (with 0.5 being rounded up), and no cash payment shall be made with respect to any fractional share; and

               (ii) the right to receive an aggregate of $150,000, or $15 for each share of Company Stock, which shall be paid to each Stockholder as set forth in Section 1.6(d).

          (c) At the Effective Time, each holder of a certificate or certificates representing shares of issued and outstanding Company Stock shall surrender such certificate or certificates to Magellan and upon surrender, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Magellan Stock which the Company Stock theretofore represented by the certificate or certificates so surrendered shall have been converted pursuant to the Share Conversion Amount; provided, however, that the number of shares of Magellan Stock which each
--------  -------
Stockholder shall be required to deposit with the Escrow Agent pursuant to an Escrow Agreement between the Stockholders and Magellan shall be withheld by the exchange agent and issued to the Escrow Agent, to be later released to the Stockholders pursuant to and in accordance with the Escrow Agreement and to the extent such shares have not been cancelled as a result of the failure of the business of the Company to meet the sales projections set forth in
Schedule 1.7 or have not been made subject to claims of Magellan against the Company and/or the Stockholders pursuant to and in accordance with this Agreement and the Escrow Agreement.

     1.6  Closing.  The Closing of the Merger will take place at the offices
          -------
of Magellan at 13526 South 110 West, Draper, Utah, beginning at 8:00 a.m. (Salt Lake City time) on the date which is as soon as reasonably possible after all of the conditions required to be satisfied in Articles 6 and 7 have been fulfilled or waived, but in no event later than October 31, 1997. Such date may be extended by mutual agreement of the parties. At the Closing:

          (a) ProHealth and the Company shall cause the Articles of Merger and Plan of Merger in the form attached hereto as Exhibit A, together with any other documents required by applicable law to effect the Merger, to be filed and recorded with the Division of Corporations and Commercial Code of the Department of Commerce of the State of Utah in accordance with the provisions of the RUBCA and shall take any other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective, in accordance with the provisions the RUBCA. The Merger will be effective at the Effective Time;
          (b) The Stockholders will deliver to Magellan free and clear of any Liens, the certificates identified on Schedule 2.6 representing all of the outstanding Company Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly endorsed in blank, and bearing or accompanied by all requisite stock transfer stamps;

          (c) Magellan shall issue to the Stockholders the number of shares of Magellan Stock calculated in accordance with the Share Conversion Amount in exchange for the Company Stock so delivered by the Stockholders by delivery of one or more certificates to each Stockholder for the aggregate number of shares of Magellan Stock that such Stockholder is entitled to receive, as set forth in Section 1.5(b) hereof, provided that Magellan shall deliver to the Escrow Agent, in lieu of delivery to the Stockholders, certificates for the number of shares to be held in escrow by the Escrow Agent in accordance with Section 1.7; and

          (d) The cash payment to be made to the Stockholders shall be paid to the Stockholders as follows:

               (i) At the Closing, Magellan will deliver to each of the Stockholders a cash payment in the amount of $35,000.

               (ii) Beginning December 1, 1997 and continuing thereafter on the first day of each month through and including May 1, 1998, Magellan will deliver to each of the Stockholders six equal monthly cash payments in the amount of $2,500.

          (e) The parties shall deliver such certificates and other documents required to be delivered under Articles 6 and 7 hereof.

     1.7  Escrow.  As soon as practicable following the Closing, Magellan
          ------
will deliver to the Escrow Agent certificates representing 300,000 shares of the Magellan Stock to be issued in connection with the Merger taken proportionately from the Magellan Stock that each Stockholder is entitled to receive pursuant to Section 1.5. Such shares will be held in escrow, pursuant to the terms and conditions of the Escrow Agreement, which (i) shall provide for cancellation of such shares to the extent sales from the business operations of the Company being acquired in the merger for the six month period ending March 31, 1998 are less than the sales projections for such period as set forth in Schedule 1.7 attached hereto on the terms set forth in the Escrow Agreement and (ii) shall secure the indemnification obligations of the Stockholders set forth in Section 9.1. The shares held in escrow will represent shares to which the Stockholders would otherwise be entitled to receive pursuant to Section 1.5. Such delivery will be made on behalf of, and as a convenience to, the Stockholders with the same force and effect as though such shares had been delivered directly to the Stockholders and subsequently delivered by the Stockholders to the Escrow Agent.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                           AND EACH OF THE STOCKHOLDERS

     The Company and each Stockholder, jointly and severally, represents and warrants to Magellan and ProHealth that the following representations and warranties are true and correct on the date hereof and on the Closing Date:

     2.1  Organization and Standing.  The Company is a corporation, duly
          -------------------------
organized, validly existing and in good standing under the laws of the State of Utah. The Company (i) has all necessary power and authority to own, lease or license its property and to conduct its business as now conducted and (ii) is duly qualified or licensed to do business in all jurisdictions where the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except where the failure so to qualify would not have a Material Adverse Effect on the Company. Schedule 2.1 sets forth (A) a list of each jurisdiction in which the Company is qualified or licensed to do business as a foreign corporation and (B) a list of each state where the Company owns and/or leases property.

     2.2  Articles of Incorporation, Bylaws and Minute Books.  Correct and
          --------------------------------------------------
complete copies of the Articles of Incorporation and Bylaws of the Company have been delivered to Magellan. The minute book of the Company has been made available to and at that time contained and now contains true and complete minutes and records (to the extent that any such minutes or records exist) of all meetings, proceedings and other actions of the Company's present and former stockholders and boards of directors from the date of its organization to the date hereof and all such meetings, proceedings and actions have been duly, legally and properly held or taken.

     2.3  Authorization, Execution and Enforceability. The Company has the
          -------------------------------------------
corporate authority to execute and deliver this Agreement and the agreements related hereto, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution, delivery and performance have been duly authorized by the Board of Directors of the Company, and all other necessary corporate action of the Company has been taken including all shareholder action necessary to approve the transactions contemplated hereby. This Agreement has been, and the agreements related hereto will be upon execution and delivery thereof, duly executed and delivered by the Company. This Agreement does, and upon their execution and delivery each of the related agreements will, constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

     2.4  Consents.  Except as set forth in Schedule 2.4, no consent under
          --------
any indenture, contract, instrument or other agreement to which the Company is a party, is required to be obtained in connection with the execution, delivery and performance by the Company of this Agreement or the agreements related hereto. Except as set forth in Schedule 2.4, there are no consents, approvals, permits, certificates, tariffs or authorizations, declarations, filings or registrations with, or notices to, any governmental or regulatory authority required to be made or obtained by the Company in connection with the execution and delivery of this Agreement and the agreements related hereto and the performance of the transactions contemplated hereby and thereby, except where the failure to obtain such consent, approval or authorization or make such declaration, filing or registration, or give such notice, would not have a Material Adverse Effect on the Company.

     2.5  Non-Contravention.  Except as set forth in Schedule 2.5, the
          -----------------
execution, delivery and performance of this Agreement and the agreements related hereto by the Company will not breach or violate any provision of, or cause any event by which a right of termination or acceleration or Lien on any of its respective properties would arise under: (i) any statute or regulation or any order of any court or other agency of government or any judgment, award or decree; (ii) the Articles of Incorporation or Bylaws of the Company, or
(iii) any indenture, contract, instrument, license or other agreement by which the Company is a party or is bound.

     2.6  Capitalization.
          --------------

          (a) The authorized capital stock of the Company consists of 10,000 shares Common Stock, no par value per share. Section (a) of Schedule
2.6 sets forth a true and complete list of each holder of Company Stock and the number and class of shares held by such Person. Each holder of Company Stock set forth on Schedule 2.6 is the record and beneficial owner of and has good and valid title to the number and class of shares set forth opposite its name. Section (b) of Schedule 2.6 sets forth a list of all outstanding grants of options and warrants and the holders of such options and warrants.

          (b) Except as set forth in Schedule 2.6, there are no (i) outstanding or authorized common or preferred shares or other capital stock, options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any shares of Company Stock or other capital stock of the Company; (ii) outstanding or authorized stock appreciation, phantom stock, or similar rights; (iii) contractual or statutory preemptive rights or similar restrictions with respect to the issuance of any shares of Company Stock or other capital stock of the Company; and (iv) voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of Company Stock or any other voting securities of the Company.

     2.7  Subsidiaries:  Investments.  The Company does not have any
          --------------------------
Subsidiaries. The Company does not, directly or indirectly, own any shares of stock or any other security or interest in any corporation, partnership, association or joint venture.

     2.8  Company Financial Statements.
          ----------------------------

          (a) The Company Financial Statements and Interim Financial Statements (i) are, in each case, true, complete and accurate in all material respects, (ii) have been prepared in conformity with generally accepted accounting principals ("GAAP") consistently applied, and (iii) in the case of each such balance sheet, fairly presents the financial condition of the Company as at its respective date and, in the case of each such statements of income and retained earnings and statement of cash flows, fairly presents the results of the Company's operations on a consolidated basis and its cash flows for the periods covered thereby.

          (b) The Interim Financial Statements have been certified by the Company's President and Chief Financial Officer in their capacity as officers of the Company as presenting fairly, in accordance with GAAP applied on a basis consistent with prior fiscal periods, the financial condition and results of operations of the Company.

     2.9  Conduct of Business; Records and Books of Account.  The Company
          -------------------------------------------------
has conducted its business in the ordinary course, consistent with past practice, since its incorporation. The records and books of account of the Company have been regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years, subject only to normal year-end adjustments.

     2.10 Absence of Undisclosed Liabilities, Except as otherwise set forth
          ----------------------------------
on Schedule 2.10, the Company has no material liabilities, debts or obligations, whether contingent or absolute, direct or indirect, known or unknown, or matured or unmatured, including, without limitation, liabilities on account of Taxes, other government charges or Claims that may be subsequently brought, not shown or provided for in the Interim Balance Sheet (and to the knowledge of the Company, there is no basis for any present or future Claim against the Company giving rise to any liability), except those
(i) set forth on the Interim Financial Statements and (ii) incurred since the Interim Financial Statements Date in the ordinary course of business of the Company and which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

     2.11 Taxes.
          -----

          (a) The Company has filed or caused to be filed on a timely basis all Returns that are or were required to be filed by it. The Company has delivered to Magellan copies of, and Schedule 2.11 contains a complete and accurate list of, all such Returns relating to income or franchise taxes filed since January 1, 1994. The Company has paid all Taxes required to be paid including, without limitation, those Taxes shown to be due on such Returns or that have or may have otherwise become due and such Returns are true, correct, and complete. The Company has never filed, or been required to file, any Returns as a member of an affiliated group, nor does it have any liability for Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, foreign or other law) as a transferee or successor by contract or otherwise. No claim has ever been made by an authority in any jurisdiction where the Company does not file Returns that the Company may be subject to taxation by such jurisdiction.

          (b) Except as set forth on Section (b) of Schedule 2.11, the federal and state income Tax Returns of the Company have not been audited by the Internal Revenue Service or relevant state tax authorities. Except as described in Section (b) of Schedule 2.11, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

          (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Section (c) of Schedule 2.11. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

     2.12 Good and Marketable Title.  Except as set forth in Schedule 2.12,
          -------------------------
the Company has good and marketable title, free and clear of any Liens (other than Permitted Liens) whatsoever, to: (i) all of its material assets and property including, without limitation, all software and related intellectual material used in the operation and conduct of its business and all assets shown on the Company Balance Sheet and the Interim Balance Sheet in the amounts and categories set forth therein, and (ii) all of the material assets acquired by the Company since incorporation. The transactions contemplated by this Agreement and the agreements related hereto will not effect a termination of, or otherwise interfere with, the ownership of any or all of such assets by the Company.

     2.13 Fixed Assets: Sufficiency of Assets.
          -----------------------------------

          (a)  Section (a) of Schedule 2.13 sets forth a true and correct list of: (i) all real property, motor vehicles, and computer equipment owned by the Company on the date hereof; (ii) all other equipment, furniture, fixtures and other fixed assets owned by the Company on the date hereof, the original cost of which was in excess of $1,000 in each instance; and (iii) the cost (and tax basis if other than cost), accumulated depreciation, and method of depreciation employed with respect to all such fixed assets.
                                       7
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          (b)  The tangible and intangible assets of the Company whether owned, licensed or leased by it, are sufficient to provide all goods and services currently offered or committed by the Company to its customers and such tangible assets are in good condition and free from defects other than those that would not have or reasonably be expected to have a Material Adverse Effect on the Company. There are no assets or property necessary for the conduct of the business of the Company, as presently utilized or conducted that are not currently owned, leased, or licensed by the Company.

     2.14 Leased Properties.  Schedule 2.14 sets forth a true and correct
          -----------------
list of all outstanding realty and personalty leases to which the Company is a party or by which it is bound, whether as lessee or lessor, on the date hereof. The Company occupies or uses all of the real and personal property leased by it under and in accordance with such leases, and has neither assigned its interests under any such lease nor further subleased the property that is the subject of any such lease. All of such leases are in full force and effect and there exists no default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or both, would become a default thereunder.

     2.15 Licensed Properties.  Section (a) of Schedule 2.15 sets forth a
          -------------------
true and correct list of all outstanding licenses to which the Company is a party or by which it is bound, whether as licensee or licensor, on the date hereof (including without limitation any software licenses other than commercial, off-the-shelf software used in the ordinary course of business), and a true and complete copy of each such license has been delivered to Magellan. Except as set forth in Section (b) of Schedule 2.15, the Company has the right to use all of the property licensed by it under any such licenses, and any license granted by the Company to any third party is non-exclusive and any such licensees are not and will not be entitled to further sublicense, assignment or transfer the licensed property to others. All such licenses are in full force and effect and there exists no default or event or condition or act that, with the giving of notice, the lapse of time or both, would become a default thereunder.

     2.16 Patents, Copyrights, and Other Proprietary Rights.
          -------------------------------------------------

          (a) The Company owns all right, title, and interest, in or to, or has a legal, valid, binding and enforceable license to use, all trademarks, tradenames, service marks, logos, patents and copyrights, including applications therefor, inventions, formulas, methods, software, computer programs, trade secrets, processes and proprietary systems and any and all other proprietary rights (all such items being referred to as the "Intellectual Property") necessary to the conduct or operation of its business, or heretofore or presently used by the Company in connection with its business. Each item of Intellectual Property owned or used by the Company immediately prior to the Effective Time hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Effective Time. The Company has taken all necessary and desirable action to protect each item of Intellectual Property that the Company owns or uses.

          (b) Section (a) of Schedule 2.16 sets forth a true and correct list of all trademarks, trade names, service marks, patents and copyrights (and applications therefor), heretofore or presently used by the Company in connection with its business, and a true and complete copy of each instrument evidencing any such trademark, trade name, service mark, patent and copyright (or application therefor), has been delivered to Magellan. Section (b) of
Schedule 2.16 also sets forth a list of all registries, including the United States Patent and Trademark Office and United States Copyright Office, where any of the foregoing is registered or subject to a pending application for registration.

          (c) Section (c) of Schedule 2.16 identifies each item of Intellectual Property (other than that disclosed pursuant to Section 2.16(b) that the Company owns and which is material to the conduct of its business and any item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission (other than "off-the-shelf" software purchased for use in the day-to-day operations of the Company) which is material to the conduct of the Company's business. The Company has supplied the Company with correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of such Intellectual Property or the licenses, sublicenses, agreements, and permissions (as amended to date) pursuant to which the Company license such Intellectual Property.

          (d) None of the Intellectual Property is subject to any outstanding judgment, order, decree, stipulation, injunction, or charge, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the knowledge of the Company (and employees with responsibility for Intellectual Property matters), is threatened which challenges the legality, validity, or enforceability of any item of Intellectual Property.

          (d) Except as set forth in Section (c) to Schedule 2.16, the Company has the sole and exclusive right to use the Intangible Property and the Company has not entered into any licenses, sublicenses, or agreements relating to the use by any other Person of any Intellectual Property. Except as set forth on Section (c) to Schedule 2.16, no royalty or fees are payable by the Company to any Person by reason of ownership or use of the Intellectual Property.

          (e) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Stockholders or the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the knowledge of the Company (and employees with responsibility for Intellectual Property matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company. Except as set forth in Section (c) of Schedule 2.16, no stockholder, officer or director of the Company or any other third party owns or has any interest in any Intellectual Property owned or used by the Company.

          (f) Section (f) of Schedule 2.16 identifies all individuals and other entities who or which materially contributed to the development of the Intellectual Property. Except as disclosed in Section (f) of Schedule 2.16 each employee and independent consultant of the Company and each other Person to whom the Company has disclosed any of the Intellectual Property is bound by a confidentiality agreement which requires such Person to take reasonable steps to protect the rights of the Company to the Intellectual Property.

     2.17 Property and Casualty Insurance.  Schedule 2.17 sets forth a true
          -------------------------------
and correct list of all insurance policies held by the Company in effect on the date hereof, including the types and amounts of coverage and the expiration dates thereof, and a true and complete copy of each such policy has been delivered to Magellan. Such policies provide for coverage in amounts deemed by the Company to be adequate in the type of business in which the Company is engaged, and all premiums due to the date hereof have been paid in full. To the knowledge of the Company, all of such policies have been issued by insurance companies that are in good standing with adequate financial resources to respond to the required coverage, and that are actively engaged in the insurance business. All claims made against the Company that are covered by insurance are either being defended by the relevant insurance company, or are claims as to which the Company has received the assurance of such insurance company that it will reimburse the Company if such claims are resolved against the Company.

     2.18 Contracts and Agreements: No Defaults.  Section (a) of Schedule
          -------------------------------------
2.18 sets forth a true and complete list of all contracts and agreements involving the payment, receipt or use of assets, services, or sales of goods, to which the Company is a party or by which the Company or its assets are bound, a true and complete copy of which has been delivered to Magellan. Except as set forth in Section (a) of Schedule 2.18, the Company is not a party to any written or oral: (i) lease; (ii) royalty, distribution, agency, territorial or license agreement; (iii) contract or agreement (for employment or otherwise) with any past, present or future employee, officer, director, professional person or firm, independent contractor or advertising firm or agency that is not terminable at will on notice from the Company without any payment or penalty whatsoever; (iv) contract or collective bargaining agreement with any labor union or representative of employees; (v) commitment, contract or agreement with respect to the repayment of indebtedness of the Company or guaranteeing the payment or performance of the obligations of others; (vi) commitment, contract or agreement not made in the ordinary course of business; and (vii) contract or agreement that would not, by its terms, continue in full force and effect after the transactions contemplated by this Agreement or the agreements related thereto without the necessity of obtaining the consent of such other party. Except as set forth in Section (b) of
Schedule 2.18, the Company has performed all obligations required to be performed by it and has not received notice of any default and to its knowledge is not in default under any arrangement, commitment, contract, agreement, lease, license or other document to which it is a party or by which it or its assets are bound, and no event or condition that, with the giving of notice, the lapse of time or both, would become a default has occurred (including without limitation any failure to pay any amount required by any such arrangement, commitment, contract, agreement, lease, license or other document on a timely basis), except for any such default, event or condition that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. Except as described on Schedule 2.18, the Company has not made any warranty, guaranty or other similar undertaking with respect to any of its products or services.

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     2.19 Purchase Commitments and Orders.  Schedule 2.19 sets forth a list
          -------------------------------
of all outstanding purchase commitments and orders of the Company that are in excess of $1,000 or are not in the ordinary and usual course of business.

     2.20 Loan Agreements, Debt Instruments and Guarantees.  Section (a) of
          ------------------------------------------------
Schedule 2.20 sets forth a true and complete list of all loan agreements, debt instruments, guarantees, or any related documents of any nature whatsoever that are outstanding on the date hereof and to which the Company is a party or by which it is bound and the Company has delivered a copy of each item listed on such Schedule to Magellan. Except as set forth in Section (b) of Schedule 2.20, (i) all outstanding liabilities and debts of the Company may be prepaid in whole or in part at any time without penalty, (ii) all of such liabilities and debts will continue as liabilities and debts of the Company notwithstanding the transactions contemplated by this Agreement and the agreements related thereto without mandatory prepayment, penalty or points, and (iii) no event or condition has occurred that, with the giving of notice, the lapse of time or both, would become a default by either party under any such loan agreement, debt instrument, guaranty, or any related document. Section (c) of Schedule 2.20 sets forth the principal amount outstanding under all loan agreements, other debt instruments, guarantees or related documents of the Company, together with accrued interest thereon.

     2.21 Labor Discussions and Troubles.  The Company is not currently, nor
          ------------------------------
during the past 24 months has it been, involved in any labor discussions with any unit or group seeking to become a bargaining unit for any of its employees. There are no strikes or other labor troubles now pending or, to the best knowledge of the Company, threatened-against the Company.

     2.22 Claims and Litigation.  Except as set forth on Schedule 2.22,
          ---------------------
there are no Claims pending or, to the knowledge of the Company, threatened against or affecting the Company, and the Company, after due inquiry of the executive officers of the Company, does not know of any valid basis for any such Claims. There are no Claims pending or, to the knowledge of the Company, threatened against the Stockholders or the Company seeking to prevent or challenging the transactions contemplated by this Agreement and the agreements related thereto. The Company is not in default with respect to any order, writ, judgment, injunction or decree of any court or any governmental department, commission, board, agency or instrumentality, domestic or foreign. Except as set forth on Schedule 2.22, there have not been any claims made or threatened under any warranty or with respect to any products or services sold by the Company, and to the knowledge of the Company there does not exist any basis for any such claims.

     2.23 Compliance with Laws, Orders, Bylaws, Rules and Regulations.
          -----------------------------------------------------------
Except as set forth in Schedule 2.23, the Company has not received notice of any non-compliance under, and the Company has complied in all material respects with, all laws, orders, certificates of public convenience and necessity, tariffs and regulations of any governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting the Company or affecting its customers to the extent that the Company is obligated to comply on behalf of any such customers (including, but not limited to, laws, orders, and regulations relating to medical products and devices (on both state and federal level), zoning, building codes, anti-trust, wage and hour, price guidelines, Food and Drug Administration rules and regulations, the Occupational Safety and Health Act, hiring, collective bargaining, Environmental Laws and the payment of withholding and social security taxes). All permits, licenses and other authorizations and approvals necessary for or material to the conduct of the business of the Company have been duly obtained and are in full force and effect. There are no proceedings pending or, to the knowledge of the Company, threatened that may result in the revocation, cancellation, suspension or modification of any of such permits, licenses or other authorizations and approvals.

     2.24 Absence of Certain Changes.  Except as expressly permitted by this
          --------------------------
Agreement, since the Interim Financial Statements Date, the Company has not
(i) mortgaged, pledged or subjected to any Lien any of its assets, tangible or intangible, (ii) sold or transferred any of its assets or canceled any debts or claims, except for the sale of inventory and the collection of receivables in the ordinary course of business, (iii) assigned, subleased, sublicensed, terminated, or received notice of the termination of any lease or license with respect to any property (except customer agreement terminations consistent with good business practices), (iv) suffered any losses (other than ordinary losses from operations incurred in the ordinary course of business) or waived any rights of substantial value, (v) made or guaranteed any loans to any Person, (vi) entered into any transactions other than in the ordinary course of business, other than this Agreement, (vii) incurred any obligation to pay commissions or other amounts to any party (except in the ordinary course of business), (viii) incurred any material liability, obligation or indebtedness, direct or indirect, absolute or contingent, whether due or to become due, (ix) canceled, without payment in full, any notes, loans or other obligations receivable from the Stockholders, any officer, director or employee of the Company, or any other Person, or (x) declared, made, set aside or paid any dividend or any distributions or payments on, or any purchase or redemption of, any class of stock or other equity interest of the Company or any commitments therefor.

     2.25 No Material Adverse Change.  Since the Interim Financial
          --------------------------
Statements Date there has been no material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Company, as shown on the Interim Balance Sheet other than as expressly permitted by this Agreement.

     2.26 Employees;  Employment Practices; Compensation and Vacations.
          ------------------------------------------------------------
Schedule 2.26 contains a true and complete listing of all employees of the Company as of the date hereof, their annual salary, date of hire, date of next review and date of last review. Except as set forth on Schedule 2.26, there are no vacation pay, bonuses, commissions, sick pay, or other fees or benefits in respect of work done, earned or due to or expected by any present, former or prospective employees, not fully paid or accrued on the Company Balance

Sheet. The Company has not received notice of any non-compliance and, to the knowledge of the Company, the Company is in compliance with the Fair Labor Standards Act and any similar state, county or local legislation, ordinance or regulation. Except as set forth on Schedule 2.26, the Company is not currently involved in any Claim, nor, to the knowledge of the Company, is any Claim threatened, involving an unfair employment practice, wage and hour violation, or occupational safety and health violation under any federal, state, county or local law, including, but not limited to, those arising out of the Civil Rights Act of 1964 (as amended), the Fair Labor Standards Act, or the Occupational Safety and Health Act. Except as set forth on Schedule 2.26, since January 1, 1997, except in the ordinary course of business and consistent as to timing and amount with past practices, the Company has not
(i) increased the compensation payable or to become payable to or for the benefit of any of its employees, (ii) provided any of its employees with increased security or tenure of employment, (iii) increased the amount payable to any of its employees upon the termination of any such person's employment, or (iv) increased, augmented or improved benefits granted to or for the benefit of any of its employees under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement. Schedule 2.26 sets forth a description of each contract or other agreement, including any employment agreement or stock option agreement, whether written or oral, between the Company and any person employed by the Company during the past three years, or any present or future employee of the Company, together with true and complete copies of each such contract or other agreement (if in writing).

     2.27 Employee Benefit Plans.  Schedule 2.27 contains a true and
          ----------------------
complete listing of each Employee Benefit Plan that provides benefits for employees or former employees of the Company, of which the Company was a "plan sponsor" under ERISA, to which the Company contributes or has contributed, or in which the Company participates or has participated. With respect to each such Employee Benefit Plan, the Company has heretofore delivered to Magellan true and complete copies of the following documents, where applicable: (i) the text of the Employee Benefit Plan (including any amendments thereto) and of any trust or insurance contract maintained in connection therewith, (ii) the three most recent annual reports (IRS Form 5500 series), together with required schedules filed with the IRS and any financial statements or opinions required under ERISA, (iii) the most recent summary plan description and all modifications, and (iv) the most recent determination letter issued by the IRS. With respect to each Employee Benefit Plan listed in Schedule 2.27, to the extent applicable,

          (a) Each such Employee Benefit Plan has been maintained and operated in all material respects in compliance with its terms and with all applicable provisions of ERISA, the Code and all applicable regulations, rulings and other authority issued thereunder;

          (b) All contributions required by law to have been made under each such Employee Benefit Plan to any fund or trust established thereunder or in connection therewith have been made by the due date thereof;

          (c)  Each such Employee Benefit Plan intended to qualify under
Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination letter may still be relied upon as to such tax qualified status, and no circumstances have occurred that would adversely affect qualified status of any such Employee Benefit Plan;

          (d)  No Employee Benefit Plan is subject to Title IV of ERISA;

          (e) None of such Employee Benefit Plans that are "employee welfare benefit plans" as defined in Section 3(a) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment except as required by applicable law, including Section 4980B of the Code or Section 6701 of ERISA; and

          (f) Neither the Company nor any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 401 of ERISA has, or at any time has had, any obligation to contribute to any "Multiemployer Plan".

     2.28 Notes and Accounts Receivable. All of the notes and accounts
          -----------------------------
receivable of the Company are actual and bona fide notes and accounts receivable, representing obligations for the total dollar amount thereof shown on the books of the Company (less reserves, if any), that resulted from the ordinary course of the Company's business, and, other than Permitted Liens, there are no Liens on any of such notes or accounts receivable. The detailed agings of the accounts receivable as at the Interim Financial Statements Date are set forth in Schedule 2.28. All notes and accounts receivable are current and collectible, net of the respective reserves shown on the Interim Balance Sheet, and the Company has not taken any action, or made any offer, to compromise or settle any notes or accounts receivable for less than their full value, or that would adversely affect the Company's ability to collect the notes or accounts receivable or give any person the right of set-off with respect to amounts owing under the notes or accounts receivable except as disclosed in Schedule 2.28.

     2.29 Inventory and Supplies. The supplies of the Company have been
          ----------------------
acquired in the ordinary course of business, and are in sufficient quantities to continue operating the Company in accordance with its regular practices, and there are no Liens on any of such supplies. The supplies of the Company reflected on the Company Balance Sheet have been valued at the Company's cost or market value, whichever is lower, in accordance with generally accepted accounting principles consistently applied, subject to year end audit adjustments.

     2.30 Valuation of Fixed Assets.  The valuation of the fixed assets
          -------------------------
owned by the Company as shown on the Company Balance Sheet does not in any case exceed the cost of the such assets to the Company less any previous write-downs and less depreciation determined in accordance with GAAP, and the Company has not written up the value of any such fixed assets since January 1, 1997.

     2.31 Capital Expenditures.  Except as set forth on Schedule 2.31, there
          --------------------
are no capital projects or capital expenditures currently committed for or undertaken by the Company that are not paid for on the date hereof.

     2.32 No Bankruptcy Proceedings.  There are no bankruptcy, insolvency or
          -------------------------
receivership proceedings outstanding against any of the Stockholders or the Company, and none of the Stockholders or the Company has made any assignment for the benefit of any creditors and no execution or attachment has been levied against the Stockholders or the Company on account of any Lien or judicial process.

     2.33 Bank Accounts and Safe Deposit Boxes Powers of Attorney.  Schedule
          -------------------------------------------------------
2.33 hereto sets forth (i) the names of all banks in which the Company has an account (including without limitation any trust account) or safe deposit box; and (ii) the names of all Persons, if any, holding powers of attorney from the Company, together with photocopies thereof.

     2.34 Casualty Losses.  Since the Interim Financial Statements Date
          ---------------
there has not been any material loss, damage or destruction to or of any of the assets, property or business of the Company, nor have any of such assets, properties or business of the Company or any Company Subsidiary been affected as a result of fire, accident or other casualty, war, civil strife or act of God.

     2.35 Threats of Cancellation.  The Company has not received notice of
          -----------------------
and the Company has no knowledge that any of the Key Employees has made any threat to the Company to cancel or otherwise terminate his or her relationship with the Company or that any customer of the Company has made any threat to cancel or otherwise terminate its relationship with the Company or intends not to renew an existing contract expiring within six months of the Closing Date except as disclosed in Schedule 2.35. Except as set forth in Schedule 2.35 and exclusive of market conditions that are outside of the control of the Company and the effect of the transactions contemplated hereby, there are no events or circumstances pending or existing, to the knowledge of the Company, involving the performance or non-performance of services by the Company that are currently causing, or are expected to result in, the cancellation or termination of customer agreements by the customers of the Company within sixty days after the date hereof in numbers that are greater than twenty-five percent of the average number of customer cancellations or terminations for each of the twelve full months prior to the date hereof.

     2.36 Environmental Compliance. (i) The Company has not received notice
          ------------------------
of any violation of or investigation relating to any U.S. federal, state or local environmental or pollution law, regulation, or ordinance with respect to assets now or previously owned or operated by the Company that has not been fully and finally resolved; (ii) all permits, license and other authorizations which are required under any federal, state, provincial and local laws with respect to pollution or protection of the environment ("Environmental Laws") relating to assets now owned or operated by the Company, including Environmental Laws relating to actual or threatened emissions, discharges or releases of pollutants, contaminants or hazardous or toxic material or wastes ("Pollutants"), have been obtained and are effective, and, with respect to assets previously owned or operated by the Company, were obtained and were effective during the time of the Company's operations; (iii) no conditions exist on, in or about the properties now or previously owned or operated by the Company or any third-party properties to which any Pollutants generated by the Company were sent or released that could give rise on the part of the Company to liability under any Environmental Laws, claims by third parties under Environmental Laws or under common law or the occurrence of costs to avoid any such liability or claim and (iv) to the knowledge of the Company all operators of the Company's assets are in compliance with all terms and conditions of such Environmental Laws, permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, relating to the Company's assets.

     2.37 Transactions with Affiliates.  Schedule 2.37 sets forth a true and
          ----------------------------
complete list of all existing contracts, agreements or arrangements of any nature whatsoever, whether written or oral, between the Company and any holder of any class of stock or other equity interest in the Company, including the Stockholders and the holders of any options or warrants (or any immediate family member of such holder, or any other Person in which such holder owns a controlling equity interest), including without limitation any employment agreement or other compensation or reimbursement arrangement, any loan or guarantee, and any purchase or sale agreement and a copy of each such written contract, agreement or arrangement and a summary of each such oral contract, agreement or arrangement has been provided to Magellan.

     2.38 Disclosure.  None of this Agreement, the agreements related to
          ----------
this Agreement, the financial statements referred to in Section 2.8 or any Schedule, Exhibit, agreement, certificate or other document attached hereto or thereto or delivered in accordance with the terms hereof or thereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

     2.39 Brokers' and Finders' Fees.  Except as set forth on Schedule 2.39,
          --------------------------
neither the Company nor any Stockholder or officer or director of the Company has taken any action or entered into any agreement relative to this Agreement and the transactions contemplated hereby which would give rise to any claim against the Company, Magellan or ProHealth for a brokerage commission or finder's fee.

     2.40 Representations and Warranties of Each Stockholder.  Each
          --------------------------------------------------
Stockholder represents and warrants to Magellan and ProHealth, individually as to such Stockholder and not with respect to any other Stockholder, that the following statements are, as of the date hereof and will be as of the Closing Date, true and correct:

          (a)  Stockholder Investment Status.  Such Stockholder is (i) an
               -----------------------------
"accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act or (ii) has such knowledge and experience, either individually or with its purchaser representative (as defined in such Rule
501), in financial and business matters that such Stockholder is capable of evaluating the merits and risks of acquiring the Magellan Stock as contemplated by this Agreement. Such Stockholder is receiving the Magellan Common Stock for his own account and not as a fiduciary for any other person and for investment purposes only and not with a view to or for the transfer,
assignment, resale, or distribution thereof, in whole or in part.   Such
Stockholder understands that (A) the Magellan Stock that he, she or it will receive pursuant to this Agreement has not been registered under the Securities Act, (B) such Magellan Stock cannot be sold or otherwise disposed of unless and until such Magellan Stock is registered under the Securities Act or an exemption from registration is available. Such Stockholder has received copies of the due diligence items provided by Magellan to the Company. Such Stockholder has been provided with a copy of this Agreement and schedules plus Magellan's reports filed with the SEC on Forms 10 KSB and 10 QSB for the year ending December 31, 1996 and the six months ending June 30, 1997, respectively, Magellan's Reports to Shareholders and press releases issued since January 1, 1997, and Magellan's Information Statement provided to

Magellan's shareholders in connection with the Special Meeting of Magellan's Shareholders on October 27, 1997. Such Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated hereby and to obtain any additional information that Magellan possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished to the Company. Such Stockholder has been represented by such legal and tax counsel and other advisors, each of whom has been personally selected by such Stockholders, as such Stockholder has found necessary to consult concerning this transaction, and such representation has included an examination of applicable documents, and an analysis of all tax, financial, and securities law aspects.

          (b)  Ownership of Stock.  Such Stockholder owns of record and
               ------------------
beneficially the number of shares of the Company Stock indicated opposite such Stockholders name in Schedule 2.6 hereto, with full right and authority to transfer such shares hereunder, and upon delivery of such shares hereunder, Magellan will receive good title thereto, free and clear of all mortgages, pledges or security interests and not subject to any agreements or understandings among any Persons with respect to the voting or transfer of such shares. Upon the transfer, assignment and delivery to Magellan of the Company Stock owned by such Stockholder in exchange for the issuance of Magellan Stock to such Stockholder at the Closing, as provided for in this Agreement, Magellan will acquire good and valid title to the Company Stock held by such Stockholder, free and clear of any Lien.

          (c)  Residence and Domicile.  Such Stockholder is a resident of,
               ----------------------
and domiciled in, the State indicated on Exhibit B, as being the residence of such Stockholder.

          (d)  Restriction of Transfer of Shares of Magellan Stock. Each of
               ---------------------------------------------------
the Stockholders hereby acknowledges that the Magellan Stock acquired pursuant to this Agreement may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the acquired Magellan Stock or an available exemption from registration under the Securities Act, the acquired Magellan Stock must be held indefinitely. Each Stockholder agrees that in no event will it make a transfer or disposition of any of the Magellan Stock acquired pursuant to this Agreement unless and until
(i) such Stockholder shall have notified Magellan of the proposed disposition; and (ii) if requested by the Magellan, such Stockholder shall have furnished to Magellan at the expense of such Stockholder or its transferee, an opinion of counsel reasonably satisfactory to Magellan to the effect that such transfer may be made without registration under the Securities Act. Each Stockholder acknowledges that Magellan is under no obligation to register the shares of Magellan Stock to be acquired by the Stockholders under the Securities Act. Such Stockholder has adequate means of providing for his or her current needs and possible personal contingencies and has no need now, and anticipates no need in the foreseeable future, to sell shares of the Magellan Stock which the undersigned will receive. Such Stockholder is able to bear the economic risks of this investment, and consequently, without limiting the generality of the foregoing, is able to hold the shares of Magellan Stock to be received in the Merger for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment, in the event such loss should occur.

          (e)  Certificate Legend.  All certificates for shares of Magellan
               ------------------
Stock delivered under the terms of this Agreement shall bear the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES ACT OF ANY STATE AND THUS MAY NOT BE TRANSFERRED OR HYPOTHECATED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER BOTH THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW."

          (f)  Brokers or Finders Fees.  No Stockholder or any of such
               -----------------------
Stockholder's agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agents' commissions or other similar payment in connection with this Agreement.

          (g)  Execution, Delivery and Enforceability of Agreement; No
               -------------------------------------------------------
Violation.  This Agreement has been, and when executed and delivered the
---------
agreements related hereto will have been, duly executed and delivered by such Stockholder and this Agreement does, and the agreements related hereto will, constitute the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally. Such Stockholder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and the agreements related hereto and to perform its obligations hereunder and thereunder, including, without limitation, all right, power, capacity and authority to assign, deliver and transfer the Company Stock as provided by this Agreement.

          (h)  Transfer of Magellan Stock.  Such Stockholders have no plan,
               --------------------------
intention, or arrangement to dispose of an amount of the Magellan Stock to be received in a manner that would violate the continuity of interests requirements set forth in Treasury Regulation Section 1.368-1.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF MAGELLAN

          Magellan represents and warrants to each of the Stockholders that:

     3.1  Organization and Standing.
          -------------------------

          (a) Magellan (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of State of Utah and has all necessary power and authority to own, lease or license its property and to conduct its business as now conducted, and (ii) is duly qualified or licensed to do business in all jurisdictions where the nature of its business or properties owned or leased by it make such qualification or licensing necessary, except where the failure to so qualify would have no Material Adverse Effect on Magellan. ProHealth (i) is a wholly-owned subsidiary of Magellan, and (ii) is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all necessary power and authority to own, lease or license its property and to conduct its business as now conducted.

          (b) Each of the Magellan Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation or formation. Each Magellan Subsidiary (i) has all necessary power and authority to own, lease or license its property and to conduct its business as now conducted, and (ii) is duly qualified or licensed to do business in all jurisdictions where the nature of its business or the properties owned or leased by it make such qualification or licensing necessary, except where the failure to so qualify would not have a Material Adverse Effect on Magellan and the Magellan Subsidiaries, taken as a whole.

     3.2  Authorization: Enforceability.  Each of Magellan and ProHealth has
          -----------------------------
the corporate authority to execute and deliver this Agreement and the agreements related thereto, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution, delivery and performance have been duly authorized by the Board of Directors of each of Magellan and ProHealth, and all other necessary corporate action of Magellan and ProHealth has been taken. This Agreement has been, and when delivered the agreements related hereto will have been, duly executed and delivered by each of Magellan and ProHealth. This Agreement, and when executed and delivered each of the agreements related hereto, constitutes the legal, valid and binding obligation of each of Magellan and ProHealth enforceable against it in accordance with their respective terms, except as such enforceability may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally.

     3.3  Consents.  Except as set forth in Schedule 3.3, no consent under
          --------
any indenture, contract, instrument or other agreement to which either Magellan or ProHealth or any Magellan Subsidiary is a party, is required thereunder to be obtained in connection with the execution, delivery and performance by either Magellan or ProHealth of this Agreement or the agreements related thereto. Except as set forth in Schedule 3.3, there are no consents, approvals or authorizations, declarations, filings or registrations with, or notices to, any governmental or regulatory authority required to be made or obtained by Magellan or ProHealth or any Magellan Subsidiary in connection with the execution and delivery of this Agreement and the agreements related hereto and the performance of the transactions contemplated hereby and thereby, except where the failure to obtain such consent, approval or authorization or make such declaration, filing or registration, or give such notice, would not have a Material Adverse Effect on Magellan and the Magellan Subsidiaries, taken as a whole.

     3.4  Non-Contravention.  Except as set forth on Schedule 3.4, the
          -----------------
execution, delivery and performance of this Agreement and the agreements related hereto by Magellan and ProHealth, as the case may be, will not breach or violate any provision of, or cause any event by which a right of termination or acceleration or Lien on any of Magellan's, ProHealth's or any Magellan Subsidiary's properties would arise under: (i) any statute or regulation or any order of any court or other agency of government or any judgment, award or decree; (ii) the articles of incorporation or bylaws of either Magellan and ProHealth, or (iii) any indenture, contract, instrument or other agreement by which Magellan, ProHealth or any Magellan Subsidiary is bound.

     3.5  SEC Documents.  Magellan has made available to the Company a true
          -------------
and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Magellan with the SEC since January 1, 1996 and prior to the date of this Agreement (the "Magellan SEC Documents") which are all the documents that Magellan was required to file with the SEC since such date. As of their respective dates, the Magellan SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Magellan SEC Documents, and none of the Magellan SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Magellan included in the Magellan SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Magellan and its consolidated Magellan Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Magellan and its consolidated Magellan Subsidiaries for the periods presented therein.

     3.6  Capital Stock.  The issuance and delivery by Magellan of the
          -------------
Magellan Stock in connection with this Agreement have been duly approved and validly authorized by all necessary corporate action on part of Magellan and such Magellan Stock, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

     3.7  Brokers' and Finders' Fees.  Neither Magellan, ProHealth or any
          --------------------------
Magellan Subsidiary or any officer or director of Magellan, ProHealth or any Magellan Subsidiary has taken any action or entered into any agreement relative to this Agreement or the transactions contemplated hereby which would give rise to any claim against Magellan, ProHealth or any Magellan Subsidiary or the Company or any Stockholder for a brokerage commission or finders' fee.

     3.8  Claims and Litigation.  There are no Claims pending or, to the
          ---------------------
knowledge of Magellan, threatened against Magellan seeking to prevent or to challenge the transactions contemplated by this Agreement and the agreements related hereto.

                                    ARTICLE 4
                  COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

     4.1  Ongoing Management of the Company.  Except as expressly
          ---------------------------------
contemplated by this Agreement or otherwise agreed to in writing by Magellan, during the period from the date hereof to the Closing Date, (i) the Company will continue to operate its respective business in the ordinary course, in accordance with usual procedures and past practices, and (ii) the Company will use commercially reasonable efforts: (A) to preserve its business organization intact, (B) to keep available the services of its present officers and employees, and (C) to preserve for Magellan the present relationships between the Company and their respective vendors, dealer groups and other customers, banks and other third parties having business relations with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, between the date hereof and the Closing Date, the Company will not, without the prior written consent of
Magellan:

          (a)  amend its Articles of Incorporation or Bylaws;

          (b) issue, sell, grant, award, pledge or dispose of (other than in connection with the proper exercise of an outstanding option) any shares of its capital stock or other equity interests, any options, warrants or rights of any kind to acquire any shares of its capital stock or other equity interests or any securities that are convertible into or exchangeable for any shares of its capital stock or other equity interests;

          (c) split, combine or reclassify any shares of its capital stock or other equity interests, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of its capital stock or other equity interests, or redeem or otherwise acquire any shares of its capital stock or other equity interests;

          (d) provide for the acceleration of vesting of any Company Options, whether pursuant to the Company Option Agreements (except in accordance with their terms), or otherwise;

          (e) create, incur (other than in the ordinary course of business under existing credit facilities), assume, become or be liable for, directly, indirectly or contingently, in any manner with respect to any indebtedness for borrowed money;

          (f) create, incur, or grant a security interest in or lien upon, pledge, mortgage, or otherwise encumber any of its properties or assets or allow or suffer any security interest, lien or other encumbrance to attach to any of its properties;

          (g) sell any of its assets or properties, other than in the ordinary course of business, or purchase a material equity interest in, or material portion of the assets of, or merge with or into or enter into any business combination involving, any other company or entity;

          (h)  make capital expenditures other than those set forth on
Schedule 2.31 or investments or commitments therefor) other than in the ordinary course of business and in amounts less than $1,000 in the aggregate;

          (i) settle or compromise any litigation involving the payment of, or an agreement to pay over time, an amount, in cash, notes or other property, in excess of $1,000 in the aggregate.

          (j)  make any election for Tax purposes;

          (k) enter into, or amend or terminate, any material agreement, contract or other instrument, or waive, release or cancel any debts, claims or rights (except for new contracts, or amendments or terminations of existing contracts, with customers, consistent in each instance with the ordinary course of business and good business practices);

          (l) purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other person;

          (m) sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by the Company, with or without recourse, except for collection (including endorsements) in the ordinary course of business;

          (n) enter into any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering or accepting of any service with or to any Affiliate of the Company;

          (o) enter into any employment or consulting agreement with any employee or consultant or increase the compensation or benefits of any executive of the Company; or

          (p) agree, whether in writing or otherwise, to do any of the foregoing.

     4.2  Access to Information.  From the date hereof to the Closing, the
          ---------------------
Company will afford Magellan and its counsel, accountants and other representatives complete access at all reasonable times to the officers, employees, properties, contracts, books and records of the Company, and the Company will promptly furnish to Magellan all financial, operating, tax and other data and information as Magellan may reasonably request concerning the business, operations, properties and personnel of the Company.

     4.3  Notification of Certain Matters.  The Stockholders and the Company
          -------------------------------
will give prompt notice to Magellan of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Stockholders or the Company contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing, and (ii) any failure of the Stockholders or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Stockholders or the Company hereunder.

     4.4  Tax Reporting of the Merger.  Each of the Stockholders covenants
          ---------------------------
and agrees to prepare and file all Returns to which the status of the Merger as a reorganization under Section 368 of the Code is relevant in a manner consistent with the Merger constituting such reorganization.

     4.5  Reasonable Efforts.  The Company and each of the Stockholders will
          ------------------
use such party's reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things necessary, proper and advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Escrow Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 hereto).

     4.6  Required Approvals.  As promptly as practicable after the date of
          ------------------
this Agreement, the Company and the Stockholders will make all filings required by any applicable federal, state or local law, regulations or ordinance to be made by them in order to consummate the merger. Between the date of this Agreement and the Closing Date, the Company and the Stockholders will, and will cause the Company to cooperate with Magellan with respect to any filings that Magellan elects to make or is required to make pursuant to any federal, state or local law, regulation or ordinance.

     4.7  No Negotiation.  Until such time, if any, as this Agreement is
          --------------
terminated pursuant to Article 8, neither the Company, nor the Stockholders, nor any officers, director, employee or representative of the Company or Stockholder, will, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any Person, other than Magellan, relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidating business combination or similar transaction.

                                 ARTICLE 5
                           COVENANTS OF MAGELLAN

     5.1  Notification of Certain Matters. Magellan will give prompt notice
          -------------------------------
to each of the Stockholders and the Company of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Magellan contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing and (ii) any failure of comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.2  Tax Reporting of the Merger. Magellan covenants and agrees to
          ---------------------------
prepare and file all Returns to which the status of the Merger as a reorganization under Section 368 of the Code is relevant in a manner consistent with the Merger constituting such reorganization.

     5.3  Reasonable Efforts. Magellan will use its reasonable efforts to
          ------------------
take or cause to be taken all actions, and to do or cause to be done all other things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 hereto).

                                  ARTICLE 6
                    CONDITIONS TO THE OBLIGATIONS OF MAGELLAN

     The obligations of Magellan and ProHealth to complete the transactions contemplated by this Agreement on the Closing Date will be subject to the satisfaction or waiver by Magellan of the conditions precedent set forth below in this Article 6.

     6.1  Performance. On or before the Closing Date, the Stockholders and
          -----------
the Company shall have complied with and performed the agreements and satisfied the conditions to be complied with, performed and satisfied, as the case may be, by them pursuant to this Agreement on or before the Closing Date.

     6.2  Representations and Warranties True and Correct. The
          -----------------------------------------------
representations and warranties of the Stockholders, and the Company contained in this Agreement shall be true and correct on the Closing Date as if made on and as of the Closing Date.

     6.3  Officer's Certificate.  Magellan shall  have received a
          ---------------------
certificate from each Stockholder and the Company certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied and complied with.

     6.4  Good Standing Certificate. Magellan shall have received a
          -------------------------
certificate from the Division of Corporations and Commercial Code (and all other jurisdictions in which the Company conducts business) certifying that the Company is in good standing in such state and has paid all applicable taxes.

     6.5  No Litigation.   No court action or proceeding shall have been
          -------------
instituted to restrain or prohibit the transactions contemplated by this Agreement and the agreements related hereto and at the Closing Date there shall be no Claims, whether or not fully covered by insurance, that (i) would have a substantial probability of restraining or prohibiting or creating damages in connection with the transactions contemplated by this Agreement and the agreements related thereto or (ii) could result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Company. Magellan shall have received a certificate to that effect dated the Closing Date and executed by each of the Stockholders and the President of the Company.

     6.6  Government Approvals.  All government filings, notices,
          --------------------
applications, consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement and the agreements related thereto or necessary to allow the Company to continue to conduct its business as conducted prior to the Merger after the Merger shall have been made or received, as the case may be.

     6.7  No Material Adverse Change.  Prior to the Closing Date, there
          --------------------------
shall have been no material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Company from the Interim Financial Statement Date up to the Effective Time and Magellan shall have received a certificate to that effect dated the Closing Date and executed by each of the Stockholders and the Company.

     6.8  Consents.  A consent or waiver with respect to each of the items
          --------
listed in Schedule 2.4 shall have been obtained in writing by the Company and a consent or waiver with respect to each of the items listed on Schedule 3.4 shall have been obtained by Magellan and ProHealth.

     6.9  Proceedings.  All proceedings to be taken in connection with the
          -----------
transactions contemplated by this Agreement and all documents incident thereto will be reasonably satisfactory in form and substance to Magellan and its counsel, and Magellan shall have received copies of all such documents and other evidence or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     6.10 Delivery of Employment Agreements. Each of the Key Employees shall
          ---------------------------------
have executed and delivered the Employment Agreements in the form attached hereto as Exhibit C, and such Employment Agreements shall be in full force and effect.

     6.11 Delivery of Unaudited Financial Statements.  Magellan shall have
          ------------------------------------------
received (i) an unaudited balance sheet of the Company as at the last full month ending prior to the Closing Date, and (ii) an unaudited financial statement of income and retained earnings of the Company setting forth revenue and expenses for each complete calendar month from the Interim Financial Statements Date through the last full month ending prior to the Closing Date, which balance sheet and statement of income and retained earnings will in each case be certified by the Company's president and chief financial officer on the same terms and the certificates given pursuant to Section 2.8(b). There shall have been no material changes to such balance sheet from the Company Balance Sheet or the Company's financial position as of such date.

     6.12 Delivery of Escrow Agreement.  The Stockholders and the Escrow
          ----------------------------
Agent shall have executed and delivered the Escrow Agreement.

     6.13 Customer Cancellations.  There shall have been no material
          ----------------------
cancellations of contracts or relationships by customers, clients, or agents of the Company after the date hereof other than in the ordinary course of business consistent with past experience.

     6.14 Client Agreements.  Magellan shall have received copies of each of
          -----------------
the agreements between the Company and each of its clients, agents or customers and such agreements shall be in form and substance reasonably satisfactory to Magellan.

     6.15 Legal Opinion.  Magellan shall have received the opinion of Dredge
          -------------
& Lallatin, L.C., counsel for the Company, in form and substance reasonably satisfactory to Magellan covering such matters as Magellan shall reasonably require.

     6.16 Liens.    The Liens listed in Section (ii) of Schedule 1.1 shall
          -----
be reasonably acceptable to Magellan.

     6.17 Dissenters Rights.  No Stockholder shall have elected dissenters
          -----------------
rights.

     6.18 Due Diligence.  Magellan shall have completed an investigation
          -------------
which shows that the financial condition, the conduct of the Company and operations of its business, is satisfactory to Magellan, in its sole discretion.

                                     ARTICLE 7
                   CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS

     The obligations of the Stockholders and the Company to consummate the transactions contemplated by this Agreement on the Closing Date will be subject to the satisfaction (or waiver by each of the Stockholders and the Company) of the conditions set forth below.

     7.1  Performance.  On or before the Closing Date, Magellan shall have
          -----------
complied with and duly performed the agreements, covenants, terms and conditions to be complied with and performed by it pursuant to this Agreement on or before the Closing Date.

     7.2  Representations and Warranties True and Correct.  The
          -----------------------------------------------
representations and warranties of Magellan contained in this Agreement shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     7.3  Officer's Certificate.  The Stockholders will have received a
          ---------------------
certificate dated the Closing Date and executed by a corporate officer of Magellan to the effect that the conditions set forth in Section 7.1 and 7.2 have been satisfied and complied with.

     7.4  No Litigation.  No court action or proceeding will have been
          -------------
instituted to restrain or prohibit the transactions contemplated by this Agreement and the agreements related thereto and at the Closing Date there will be no Claims, whether or not fully covered by insurance, that (i) would have a substantial probability of restraining or prohibiting or creating damages in connection with the transactions contemplated by this Agreement and the agreements related thereto, or (ii) could result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of Magellan and the Magellan Subsidiaries, taken as a whole, and the Stockholders will have received a certificate to that effect dated the Closing Date and executed by a corporate officer of Magellan.

     7.5  Government Approvals.  All, government filings, notices, consents
          --------------------
and approvals necessary to permit the consummation of the transactions contemplated by this Agreement will have been made or received, as the case may be.

     7.6  Proceeding. All proceedings to be taken in connection with the
          ----------
transactions contemplated by this Agreement and all documents incident thereto will be reasonably satisfactory in form and substance to the Stockholders and their counsel, and the Stockholders will have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.7  Delivery of Escrow Agreement.  Magellan and the Escrow Agent will
          ----------------------------
have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit D with such changes as shall be agreed to by Magellan and the Stockholders.

     7.8  Delivery of Royalty Agreements.  Magellan and the Company shall
          ------------------------------
have executed and delivered to each of the Stockholders the Royalty Agreements substantially in the form attached hereto as Exhibit E with such changes as shall be agreed to by Magellan and the Stockholders.

                                   ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

     8.1  Termination.  This Agreement may be terminated at any time prior
          -----------
to the Closing Date in accordance with the provisions of this Section 8.1 by mutual consent of Magellan and the Company. If the transactions contemplated hereby shall not have been consummated on or before October 31, 1997 (or any extensions thereof, as agreed to by the parties in writing), either of the Company or Magellan (i) acting jointly or (ii) acting individually may terminate this Agreement at any time thereafter upon at least five (5) Business Days prior notice to the other parties hereto in accordance with the provisions of Section 10.2.

                                   ARTICLE 9
                                INDEMNIFICATION

     9.1  Indemnity.
          ---------

          (a) Each of the Stockholders agrees, jointly and severally, to indemnify, defend and hold harmless each Magellan Indemnified Party from and against, and pay or reimburse each Magellan Indemnified Party for, any Loss, whether or not resulting from any third party claim, incurred or suffered by such Magellan Indemnified Party with respect to or in connection with the following (one or more of which may apply to any such Loss):

               (i) any breach of or any failure to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date of any representation or warranty made in or pursuant to this Agreement or the Schedules or Exhibits hereto or in any other agreements, certificates or documents delivered in connection with the Closing pursuant hereto or thereto by any of the Stockholders or the Company; or

               (ii) any breach or nonfulfillment of any covenant or obligation of any of the Stockholders or the Company under this Agreement or under any other agreements, certificates or documents delivered in connection with the Closing pursuant hereto or thereto by any of the Stockholders or the Company.

          (b) Magellan will indemnify, defend and hold each of the Stockholders harmless from and against, and pay and reimburse each of the Stockholders for, any Loss, whether or not resulting from any third party claim, incurred or suffered by any of the Stockholders with respect to or in connection with:

               (i) any breach or any failure to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date of any representation or warranty made in or pursuant to this Agreement or the Schedules or Exhibits hereto or in any other agreements, certificates or documents delivered in connection with the Closing pursuant hereto or thereto by Magellan or any Magellan Subsidiary; or

               (ii) any breach or nonfulfillment of any covenant or obligation of Magellan under this Agreement or under any other agreements, certificates or documents delivered in connection with the Closing pursuant hereto or thereto by Magellan.

     9.2  Indemnification Procedure.

          (a) Promptly after the Indemnified Party learns of any event or circumstance, including, without limitation, any claim by a third party described in Section 9.2, that, in the judgment of the Indemnified Party, may give rise to indemnification hereunder, the Indemnified Party will deliver to the Indemnifying Party and to the Escrow Agent (if the Indemnified Party is a Magellan Indemnified Party) a certificate (the "Certificate"), which Certificate will:

               (i) state that the Indemnified Party has incurred or properly accrued Losses, or anticipates that it will incur Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and the actual or estimated amount of the Loss or Losses incurred or accrued; and

               (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was incurred or properly accrued, or the basis for any anticipated Loss or Losses and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder, provided, however, that any failure or delay by the Indemnified Party in delivering a Certificate to the Indemnifying Party will not affect the Indemnified Party's right to indemnification under this Article 9, except to the extent that the Indemnifying Party is able to establish its damages resulting directly from such failure or delay.

          (b) In case the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim described in any Certificate, the Indemnifying Party will, within ten (10) Business Days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party will, within the thirty-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party will have so objected. In the event such claim is in respect of a third-party claim against the Indemnified Party, the Indemnifying Party will take such actions as are required pursuant to Section 9.2(c), provided that the Indemnifying Party's objection against his, her or its liability for indemnification will remain subject to determination under this Section 9.2(b). If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party will promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party will submit such dispute to a court of competent jurisdiction.

          (c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party will deliver a Certificate in accordance with Section 9.2(a) and the Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who will be reasonably satisfactory to such Indemnified Party, and the payment of expenses). Until the Indemnifying Party will have so assumed the defense of the Indemnified Party against such claim following the delivery of such Certificate, the Indemnified Party may, but will not be obligated to, undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Article 9, all legal or other expenses reasonably incurred by the Indemnified Party will be borne by the Indemnifying Party. Any Indemnified Party will have the right to employ separate counsel in any such action or claim by a third party and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party will have failed, within ten Business Days after receipt of a Certificate in respect of such claim, to assume the defenses of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization will not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded par-ties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party will have been advised in writing by such counsel that there may be one or more legal defenses available to either party and that the assertion (or nonassertion) by the Indemnifying Party of any of such defenses will be adverse to the interests of the Indemnified Party. No Indemnifying Party will be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party unless the Indemnifying Party fails to assume the defense of such claims after receipt of notice of such third party claim, but if settled with the consent of the Indemnifying Party or if settled without the consent of the Indemnifying Party if the Indemnifying Party fails to assume the defense thereof, or if there be final judgment for the plaintiff in any such action, the Indemnifying Party will indemnify and hold harmless each Indemnified Party from and against any Loss or Losses by reason of such settlement or judgment. After any such claim has been filed or initiated, each party will make available to the other and its attorneys and accountants all pertinent information under its control relating to such claim that is not confidential or proprietary in nature or that is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders satisfactory to such party and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.

          (d) Within thirty (30) Business Days of the determination of the amount of any (i) claims for Losses specified in any Certificate to which an Indemnified Party shall not object in writing within ten Business Days of receipt of such Certificate, (ii) claims for Losses covered by a memorandum of agreement of the nature described in Section 9.2(b), (iii) claims for Losses the validity and amount of which have been the subject of judicial determination as described in such Section 9.2(b) or (iv) claims for Losses the validity and amount of which will have been the subject of a final judicial determination as described in Section 9.2(c) or (d), in each case, the Indemnifying Party will pay such determined amount in immediately available funds to the Indemnified Party by such means of payment as will be requested by the Indemnified Party not less than one Business Day prior to such payment, provided that if the Indemnified Party will be a Magellan Indemnified Patty, (A) the Magellan Indemnified Party may, at its option, receive all or any portion of such determined amount of Losses from and to the extent of the Escrow Shares under the Escrow Agreement and (B) if the Magellan Indemnified Party will elect to receive any portion of such determined amount of Losses from the Escrow Shares under the Escrow Agreement, the Stockholders and Magellan will deliver written instructions to the Escrow Agent in accordance with Section 3.3 of the Escrow Agreement authorizing the payment of such determined amount of Losses to the Magellan Indemnified Party from and to the extent of the Escrow Shares under the Escrow Agreement.

          (e) Within five Business Days of the termination or other resolution of any claims for Losses specified in any Certificate, Magellan and the Stockholders will deliver written notification, signed by each such party, to the Escrow Agent of such termination or other resolution of such claims.

     9.3  Limitations on Indemnification.
          ------------------------------

          (a) The indemnification obligations of the parties hereto will expire on the Indemnity Expiration Date, provided that such obligations will survive with respect to, and to the extent of, any claim for which a Certificate will have been delivered to the Indemnifying Party prior to such Indemnity Expiration Date until such claim will have been finally resolved in accordance with the terms of this Article 9.

          (b) Neither Magellan nor any of its Affiliates' review of any matters related to the transactions contemplated by this Agreement, including any review of the business, assets, employees or the financial and other condition of the Stockholders or the Company conducted by the officers, employees, lawyers, accountants, consultants and other representatives or agents of Magellan or any of its Affiliates, nor the knowledge of Magellan or any of its Affiliates, or of any of such officers, employees, lawyers, accountants, consultants and other representatives or agents, with respect to any such matters, whether or not resulting from any such review, will affect
(i) the representations and warranties made by the Stockholders and the Company in this Agreement, the agreements related thereto or any schedule, exhibit, agreement, certificate or other document attached hereto or thereto or delivered in accordance with the terms hereof or thereof, or (ii) the remedies of Magellan or any of the other Magellan Indemnified Parties for breaches of such representations and warranties.

          (c) Notwithstanding anything to the contrary in the foregoing, no Stockholder shall be liable in respect of any indemnification obligation pursuant to this Article 9 unless and until the aggregate cumulative amount of Losses for which a Claim for indemnification pursuant to this Article 9 have been made against all Stockholders under this Agreement exceeds the Stockholder Basket, in which case the Stockholders shall be liable only for such excess over the Stockholder Basket, provided that for purposes of determining the claims for which Losses may be applied to the Stockholder Basket, the representations and warranties contained herein shall be deemed not to include any qualifications based on materiality or knowledge, and provided, further, that (i) the aggregate indemnification obligations for the Stockholders for a breach of a representation or warranty shall not exceed an amount equal to the Purchase Price, (ii) each Stockholder's aggregate indemnification obligations hereunder for a breach of a representation or warranty shall not exceed an amount equal to the portion of the Purchase Price to which such Stockholder is entitled pursuant to this Agreement.

          (d) Notwithstanding anything to the contrary in the foregoing, Magellan shall not be liable in respect of any indemnification obligation pursuant to this Article 9 unless and until the aggregate cumulative amount of Losses for which a claim for indemnification pursuant to this Article 9 have been made against Magellan under this Agreement exceeds the Magellan Basket, in which case Magellan shall be liable only for such excess over the Magellan Basket, provided that for purposes of determining the claims for which Losses may be applied to the Magellan Basket, the representations and warranties contained herein shall be deemed not to include any qualifications based on materiality or knowledge, and provided, further, that the aggregate indemnification obligations for Magellan shall not exceed an amount equal to the Purchase Price.

                                ARTICLE 10
                               MISCELLANEOUS

     10.1 Consideration.  None of the compensation received by any
          -------------
Stockholder employee of the Company is separate consideration for, or allocable to, any of their shares of Company Stock. None of the shares of Magellan Stock to be received in connection with the Merger by any Stockholder-employee of the Company constitutes separate consideration for, or allocable to, any employment agreement. Any compensation paid to a Stockholder-employee of the Company who performs services for Magellan or the Surviving Corporation subsequent to the Merger will be for services rendered and will be commensurate with the amount paid to third parties bargaining at arms' length for similar services.

     10.2 Notices.  All notices, requests, demands and other communications
          -------
pursuant to this Agreement will be in writing and will be deemed to have been duly given and received (i) on the day delivered if delivered by hand, (ii) on the day delivered if delivered by overnight courier, (iii) on the fifth day following the deposit thereof in any general or branch United States Post Office, enclosed in a registered or certified post-paid envelope, return receipt requested, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice, if delivered by mail or (iv) on the day of transmission to the facsimile number stated below or to such changed facsimile number as such party may have fixed by notice, provided that receipt of such facsimile is confirmed by telephone, if delivered by facsimile:

          If to the Stockholders or the Company,
          addressed to such Stockholder or the
          Company as follows:

          Joe S. Galloway
          1636 North Murdock Dr.
          Pleasant Grove, Utah  84062

          James H. Clark
          432 North 750 East
          Lindon, Utah  84042

          Willis H. Clark
          1065 North 1500 West
          Provo, Utah  84604

          BioSource, Inc.
          1388 West Center

          With a copy to:

          If to Magellan:

          Magellan Technology, Inc.
          13526 South 100 West
          Draper, Utah  84020


          With a copy to:

          Richard G. Brown
          Kimball, Parr, Waddoups, Brown & Gee
          185 South State Street, Suite 1300
          Salt Lake City, Utah  84111
          (801) 532-7750 Facsimile

Any notice of change of address will be effective only upon receipt.

     10.3 Entire Agreement.  This Agreement, including the Schedules and
          ----------------
Exhibits hereto, set forth the entire agreement and understanding between the parties as to the subject matter hereof and merge and supersede all prior discussions, agreements and understandings of every kind and nature between them, and no party hereto will be bound by any representation, warranty, covenant, term or condition other than as expressly provided for in this Agreement.

     10.4 Governing Law.  This Agreement and its validity, construction and
          -------------
performance will be governed by the internal laws of the State of Utah excluding principles of conflicts of law. This Agreement shall be deemed to have been executed in the State of Utah, and shall be interpreted, construed and enforced according to the laws of the State of Utah, without giving effect to any conflict of laws provisions, and each party hereby expressly submits themselves to the exclusive, personal jurisdiction of the courts situate in the State of Utah, with respect to any and all claims, demands and/or causes of action asserted or filed by any party in any way relating to, or arising out of, this Agreement or the subject matter hereof. The Company and each of the Stockholders hereby waives personal service of any and all process upon itself, and consents that all such service of process be made by registered mail directed to its address as described above and service so made shall be deemed to be completed five (5) business days after the same shall have been deposited in the United States mail, airmail, postage prepaid.

     10.5 Severability.  If any provision of this Agreement or the
          ------------
application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected thereby.

     10.6 Assignability.  Neither this Agreement, nor any of the rights or
          -------------
obligations hereunder, may be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement and its rights and obligations will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.7 Counterparts: Headings.  This Agreement may be executed in two or
          ----------------------
more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures, each of which will be deemed an original. The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

     10.8 Survival of Representations and Warranties.  The representations
          ------------------------------------------
and warranties of the Company, the Stockholders and Magellan contained in this Agreement shall survive until the third anniversary of the Closing Date whereupon they shall expire; except that (i) the representations and warranties contained in Sections 2.3, 2.6, 2.40(b) and 3.2 shall survive indefinitely, and (ii) the representations and warranties relating to any liabilities in respect of Taxes shall continue beyond such period and shall survive until the expiration of the applicable statute of limitation with respect to such liability.

     10.9 Public Announcement.  Neither Magellan on the one hand, nor the
          -------------------
Stockholders and the Company, on the other hand, will issue or permit any of its Subsidiaries, stockholders, directors, officers, employees or agents to, issue, any press release or public filing or other public announcement concerning the transactions contemplated hereby without the prior written consent of the other; provided, however, that nothing contained herein will prevent the Stockholders, the Company or Magellan from furnishing any required information to any governmental entity or otherwise complying with its legal obligations.

     10.10     Expenses.  Whether or not the transactions contemplated by this
               --------
Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and disbursements of the counsel, accountants or auditors retained by each party or by any of the Option Holders in connection with the negotiation, preparation, execution and performance of this Agreement, or any other document, agreement or requirement contemplated by or resulting from the transaction described in this Agreement) will be for the account of and paid by the party incurring such costs and expenses.

     10.11     Construction.  This Agreement shall be construed as though all
               ------------
parties had drafted it.

                                 ARTICLE 11
                                 DEFINITIONS

     11.1 Definitions. As used in this Agreement and in the schedules and
          -----------
exhibits attached hereto, the defined terms set forth below have the respective meanings set forth below (each such meaning to be equally applicable to both the singular and plural forms of the respective terms so defined).

     "Affiliate": with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such specified Person.

     "Business Day": any day other than a Saturday, a Sunday or a day on which banks in the State of Utah are authorized or required by law to close.

     "Claim": any claim, cause of action, investigation, suit or proceeding, whether at law or in equity, or before any governmental department, commission, board, agency or instrumentality, which involved a demand for any judgment or liability.

     "Closing": the closing of the transactions contemplated hereby as provided in Section 1.6.

     "Closing Date": As soon as possible after all of the conditions in Articles 6 and 7 have been satisfied, but not later than October 31, 1997 or such other date determined pursuant to Section 1.6 on which the Closing occurs.

     "Code": the Internal Revenue Code of 1986, as amended.

     "Company": BioSource, Inc., a Utah Corporation.

     "Company Balance Sheet": the balance sheet of the Company as at December 31, 1996 (including the notes and supporting information and schedules thereto).

     "Company Financial Statements": the Company Balance Sheet, and the related statements of income and retained earnings and statement of cash flow (including the notes and supporting information and schedules thereto) for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year of the Company, copies of which are attached hereto as Exhibit F.

     "Company Stock": the shares of common stock, no par value per share, of the Company.

     "Effective Time": the effective time of the Merger, determined in accordance with the provisions of the RUBCA.

     "Employee Benefit Plan": any employee benefit plan, policy, arrangement or agreement (including, without limitation, any savings, retirement, fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, sickness or disability, severance or separation, restricted stock plan, policy or arrangement) or employment or consulting contracts or agreements (including without limitation, any "employee benefit plan", as defined in ERISA), whether or not subject to ERISA, whether written or oral.

     "Employment Agreements": each of Employment Agreements, dated the Closing Date, between the Surviving Corporation on the one hand and the Key Employees on the other hand.

     "Environmental Law":  has the meaning set forth in Section 2.36.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent": Kimball, Parr, Waddoups, Brown & Gee (or such other escrow agent selected by Magellan pursuant to the Escrow Agreement), acting in its capacity as escrow agent under the Escrow Agreement.

     "Escrow Agreement": the Escrow Agreement among Magellan, the
Stockholders and the Escrow Agent substantially in the form of Exhibit D.

     "Exchange Act": the Securities Exchange Act of 1934, as amended.

     "Indemnified Party": the party entitled to indemnification pursuant to
Article 9.

     "Indemnifying Party": with respect to the indemnification provided pursuant to Article 9, the party providing such indemnification.

     "Indemnity Expiration Date": (i) the date on which the particular representations and warranties of an Indemnifying Party expire as set forth in
Section 10.8 hereof; or (ii) with respect to covenants and agreements to be performed hereunder, the date on which the statute of limitations runs with respect thereto.

     "Interim Balance Sheet": the balance sheet of the Company as at the Interim Financial Statement Date.

     "Interim Financial Statements": the Interim Balance Sheet and the related statement of income and retained earnings and statement of cash flows (including the notes and supporting information and schedules thereto) for the seven month period ended July 31, 1997, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year of the Company, copies of which are attached hereto as Exhibit F.

     "Interim Financial Statements Date": July 31, 1997.

     "IRS": the United States Internal Revenue Service.

     "Key Employees": James H. Clark, Joe S. Galloway, and Willis H. Clark.

     "Lien": any lien, pledge, charge, security interest, encumbrance, title retention agreement, adverse claim, option or other third-party interest or claim.

     "Loss": any cost, loss, damage, liability or expense (including, without limitation, reasonable attorneys' fees, interest and penalties).

     "Magellan Basket": $15,000.

     "Magellan Indemnified Party": Magellan and its Affiliates, and the officers, directors, stockholders and employees of Magellan and such Affiliates.

     "Magellan Stock": the common stock, par value of $0.0002 per share, of Magellan Technology, Inc.

     "Magellan Subsidiaries": ProHealth, Inc. and SkyHook Technologies, Inc.

     "Material Adverse Effect": with respect to any Person, any event, occurrence, fact, condition, change development or effect that has, or may reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or prospects of such Person.

     "Merger": the merger of the Company with and into ProHealth.

     "Permitted Lien": (1) Liens listed in Section (i) of Schedule 1.1 and reserved against in the Company Balance Sheet, but only to the extent so reserved, (2) Liens listed in Section (ii) of Schedule 1.1 and reasonably acceptable to Magellan; and (3) Liens for Taxes not yet due and payable.

     "Person": a corporation, associations, partnership, organization, company, business, individual, government or political subdivision thereof or governmental agency.

     "ProHealth": ProHealth, Inc., a Utah corporation.

     "ProHealth Stock": the common stock, no par value, of ProHealth.

     "Purchase Price": shall be the consideration received by the Stockholders (the $150,000 cash payment and the 1,500,000 shares of Magellan Stock).

     "Return": any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachments thereto or nay amendment thereof.

     "RUBCA": the Revised Utah Business Corporation Act, as in effect from time to time.

     "SEC": Securities and Exchange Commission.

     "Securities Act": the Securities Act of 1933, as amended.

     "Share Conversion Amount": the meaning specified in Section 1.5(b).

     "Stockholder Basket": $15,000.

     "Stockholders": James H. Clark, Joe S. Galloway and Willis H. Clark.

     "Subsidiary": any company, association or other business entity, a majority of the equity interest of any class or classes of which is owned, directly or indirectly, by another person.

     "Surviving Corporation": ProHealth, which shall survive the Merger.

     "Tax": any federal, foreign, state, county, and local tax (including, without limitation, income, gross receipts, excise, property, franchise, license, sales, use, withholding, estimated, occupancy, capital, profits, employment, unemployment compensation, payroll related, import duties and other governmental charges and assessments), whether or not measured in whole or in party by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

     "Tax Actions": claims, assessments, notices, proposals to assess, deficiencies or audits with respect to any Taxes.

     "To the knowledge of Company": the knowledge of the officers, directors and all senior managers of the Company after due inquiry.

     "To the knowledge of Magellan": the knowledge of the officers, directors and all senior managers of Magellan and each of the Magellan Subsidiaries after due inquiry.

     11.2 Interpretation.  As used in this Agreement, the terms "hereof",
          --------------
"herein", "hereunder", and comparable terms refer to this Agreement in its entirety and not to any particular article, section or other subdivision hereof. Unless otherwise indicated, references in this Agreement to any "Section", "Article", "Schedule" or "Exhibits" means a section or article of this Agreement or a Schedule or Exhibit attached to this Agreement, as the case may be.

     IN WITNESS WHEREOF, Magellan,  ProHealth and the Company and
Shareholders have cause this Agreement to be duly executed and the Stockholder have duly executed this Agreement, in each case, as of the day and year first above written.

                              MAGELLAN, INC.

                              By:  /s/ William A. Fresh
                                  -----------------------------------------
                                  William A. Fresh, Chief Executive Officer

                              PROHEALTH, INC.


                              By:  /s/ William A. Fresh
                                  -----------------------------------------
                                  William A. Fresh, Chief Executive Officer

                              BIOSOURCE, INC.


                              By:  /s/ Joe S. Galloway
                                  -----------------------------------------
                                  Joe S. Galloway, President

                              STOCKHOLDERS

                               /s/ James H. Clark
                              _____________________________________
                              James H. Clark

                               /s/ Joe S. Galloway
                              _____________________________________
                              Joe S. Galloway

                               /s/ Willis H. Clark
                              _____________________________________
                              Willis H. Clark